Independent Auditors' Consent

    We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-1314 of Nematron Corporation on Form S-3 of our report dated December 9, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB, as amended by Form 10-KSB/A filed on February 2, 1996 and Form 10-KSB/A2 filed on May 20, 1996, of Nematron Corporation for the year ended September 30, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP

    Ann Arbor, Michigan
May 20, 1996